Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM CONFIRMS ACTUAL INITIAL RATE

ON RECORD-SETTING WELL

New Bakken Well Flows at Average Early 24-Hour Peak Rate of 2,278 BOEPD

DENVER, COLORADO, September 14, 2010 — Credo Petroleum Corporation (NASDAQ: CRED), an oil and gas exploration and production company with significant operations in the Williston Basin, Central Kansas and Oklahoma, today provided an update on its North Dakota Bakken horizontal drilling program.

WEISZ 11-14#1-H (“WEISZ”) WELL COMPLETION RESULTS OFFICIAL

The average early 24-hour peak flow back rate on Credo’s second Bakken well, the Weisz 11-14#1-H (“Weisz”), has been officially announced by the well’s operator, Brigham Exploration.  The reported rate of 2,278 barrels of oil equivalent is confirmed to be the highest initial test rate of any well in which Credo has participated in the company’s 32 year history.

Located on a 1,280 acre spacing unit in Williams County, North Dakota, the Weisz is a 37 stage, long lateral horizontal Bakken producer in which Credo owns a 6% working interest.  Operator development plans for the spacing unit could potentially include two additional Bakken wells and up to three Sanish/Three Forks wells.  Similar to the Bakken, the deeper Sanish/Three Forks formation is highly prospective in the area.

MANAGEMENT COMMENT

Marlis E. Smith, Jr., Chief Executive Officer, stated, “Our own internal calculations have been confirmed regarding the initial flow rate for the Weisz.  We now look forward to reporting additional future Bakken results, including the upcoming Petro-Hunt 1-H, a well in which Credo owns an 18.75% working interest.

Smith further said, “Credo has barely scratched the surface of our Bakken oil drilling program, having developed less than 10% of our approximately 6,000 net acres in the nation’s most exciting oil resource play.”

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Contact:                        Marlis E. Smith, Jr.

Chief Executive Officer

or

Alford B. Neely

Chief Financial Officer

303-297-2200

Website:                       www.credopetroleum.com

About Credo Petroleum:  Credo Petroleum Corporation is an independent exploration, development and production company based in Denver, Colorado.  The company has significant operations in the Williston Basin of North Dakota, central Kansas, the Anadarko Basin of North Texas and northwest Oklahoma, and in southern Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.